UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2017 (December 5, 2017)

comScore, Inc.

(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(Address of principal executive offices, including zip code)

(703) 438–2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 6, 2017, comScore, Inc. (the “Company”) announced that it is implementing a reduction in force plan that is expected to result in the termination of approximately 10% of the Company’s workforce, or approximately 175 employees. The reduction in force is being implemented following management’s determination to reduce its staffing levels and exit certain geographic regions, in order to enable the Company to decrease its global costs and more effectively align resources to business priorities. The majority of the employees impacted by the reduction in force will exit the Company in the fourth quarter of 2017, and the remainder are expected to exit the Company in the first quarter of 2018.

In connection with this reduction in force, the Company will incur certain exit-related costs, which are expected to range between $10 million and $12 million, consisting primarily of one-time termination benefits and associated costs, to be settled in cash.

Item 2.05 of this Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially from expectations, and may relate to, among other things, statements regarding the Company’s current expectations and beliefs as to the timing and scope of the reduction in force plan and the amount and timing of the related costs. These forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to revise or update such statements to reflect future events or circumstances.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Accounting Officer

On December 6, 2017, the Company announced that Gregory A. Fink, the Company’s Chief Financial Officer and Treasurer, had been appointed as the Company’s principal accounting officer effective December 5, 2017. Mr. Fink replaces Michelle Spencer, who had served as the Company’s principal accounting officer since January 2017.

Departure of Chief Operating Officer

On December 6, 2017, the Company announced that Cameron Meierhoefer, the Company’s Chief Operating Officer (“COO”), stepped down as Executive Vice President and COO effective immediately. Mr. Meierhoefer will remain as an employee of the Company, serving as a Special Advisor at his current base salary, until March 30, 2018 (the “Separation Date”). The Company and Mr. Meierhoefer have entered into a separation and general release agreement (“Separation Agreement”), pursuant to which the Company will make payments to Mr. Meierhoefer in the following amounts: (i) severance equal to his current base salary of $383,640, less applicable taxes and withholdings, payable in accordance with the Company’s normal payroll cycle over the 12-month period following the Separation Date, (ii) a lump sum payment of $759,683, less applicable taxes and withholdings, payable on June 30, 2018, and (iii) if Mr. Meierhoefer elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and for so long as Mr. Meierhoefer has not elected replacement coverage, the premiums for such coverage (at the coverage levels in effect immediately prior to the Separation Date) for the 12-month period of his severance payments. These amounts are contingent upon Mr. Meierhoefer’s execution and non-revocation of a general release of claims and compliance with certain confidentiality, non-competition and non-solicitation obligations.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation and General Release Agreement, dated as of December 5, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer

Date: December 6, 2017

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